SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the registrant ☑

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material under Rule 14a-12.

RUBIO’S RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☑     No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐     Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 2, 2003

To Fellow Stockholders of

Rubio’s Restaurants, Inc.:

      You are cordially invited to attend the annual meeting of our stockholders, to be held on Thursday, June 5, 2003 at 10:00 a.m. Pacific Daylight Savings Time at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.

      Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

Sincerely,

RALPH RUBIO
Chief Executive Officer and
Chairman of the Board of Directors

Carlsbad, California

YOUR VOTE IS VERY IMPORTANT

     To assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage is needed if mailed in the United States.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF INDEPENDENT ACCOUNTANTS
PROPOSAL 3: MANDATORY ROTATION OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION

RUBIO’S RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m., Thursday, June 5, 2003

TO THE STOCKHOLDERS OF RUBIO’S RESTAURANTS, INC:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 5, 2003 at 10:00 a.m. Pacific Daylight Savings Time at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. Directions to Edwards Theatre — San Marcos appear on the back cover of the proxy statement. The following matters are to be acted upon and are more fully described in the proxy statement accompanying this notice:

1. To elect two directors to serve for three-year terms ending in the year 2006 or until their respective successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 28, 2003;

3. To consider and act upon a stockholder proposal regarding the rotation of our independent accountants, if properly presented at the annual meeting, which proposal is opposed by our board of directors; and

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

      Only stockholders of record at the close of business on April 11, 2003, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

      All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

By Order of the Board of Directors

RALPH RUBIO
Chief Executive Officer and
Chairman of the Board of Directors

Carlsbad, California

May 2, 2003

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

RUBIO’S RESTAURANTS, INC.
1902 Wright Place, Suite 300
Carlsbad, California 92008

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 5, 2003

General

      The enclosed proxy is solicited on behalf of the board of directors of Rubio’s Restaurants, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on Thursday, June 5, 2003, and at any postponement or adjournment of the meeting. The annual meeting will be held at 10:00 a.m. Pacific Daylight Savings Time at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. We are mailing these proxy solicitation materials on or about May 2, 2003, to all stockholders entitled to vote at the annual meeting.

Voting

      The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On April 11, 2003, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, 9,081,927 shares of our common stock, par value $0.001, were issued and outstanding. Each stockholder is entitled to one vote for each share of our common stock held by the stockholder on April 11, 2003. Stockholders may not cumulate votes in the election of directors.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes; however, abstentions will have no impact on the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

      The two nominees for election as directors who receive the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected. The ratification of the independent accountants requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting. Adoption of the stockholder proposal regarding the rotation of our independent accountants requires the affirmative vote of a majority of the shares outstanding as of the record date.

Proxies

      If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 and AGAINST the approval of Proposal 3 described in the accompanying Notice and Proxy Statement. You may revoke or change your proxy at any time before the annual meeting by filing a notice of revocation or another signed proxy with a later date with the Secretary of the company at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

      Proposals of our stockholders that are intended to be presented at our 2004 annual meeting must be received no later than January 3, 2004 to be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2004 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of the proposal not later than January 3, 2004.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

General

      Our board of directors is currently comprised of three classes of directors generally consisting of two directors in each class with staggered three-year terms. The directors in each class serve for their respective terms or until their successors have been duly elected and qualified. Upon expiration of the term of a particular class, directors elected to the class will serve for a term of three years following expiration of the term. The purpose of this proposal is to nominate two directors for election to our board of directors for a term ending upon the 2006 annual meeting of stockholders. The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of the company. The nominees for election have agreed to serve if elected, and our management has no reason to believe that the nominees will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the 2006 Annual Meeting of Stockholders

      Kyle A. Anderson, 46, has served as a director since February 1995. Mr. Anderson is a founding member and the managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital, L.P., a consumer oriented private equity investment fund. Rosewood Capital, L.P. owns more than 10% of our common stock. Prior to joining Rosewood in 1988, Mr. Anderson was a vice president in the mergers and acquisitions department at The First Boston Corporation. Mr. Anderson serves on the board of directors of Gardenburger, Inc., a publicly held company, and a number of privately held companies. Mr. Anderson has an MBA from Columbia University and a BA from Princeton University.

      Ralph Rubio, 47, the company’s co-founder, has been Chairman and Chief Executive Officer since 1985. Mr. Rubio has overseen the tremendous growth of Rubio’s and has been instrumental in creating a leading quick-casual Mexican concept. Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains. Mr. Rubio holds a Bachelor’s degree in Liberal Studies from San Diego State University and has more than 27 years of experience in the restaurant industry.

Directors with Term Ending Upon the 2005 Annual Meeting of Stockholders

      Craig S. Andrews, JD, 50, has served as a director since September 1999 and served as our Secretary in 1999. Mr. Andrews serves as partner in the law firm of Heller Ehrman White & McAuliffe LLP. Previously, Mr. Andrews served as a partner in the law firm of Brobeck, Phleger & Harrison LLP from March 1987 to February 2003, except during the period from May 2000 to January 2002 when Mr. Andrews had resigned as a partner to, among other things, serve as the vice president of business development at Air Fiber, Inc., a private telecommunications company. Mr. Andrews specializes in representing emerging growth companies and has broad experience in founding companies and in financing transactions, as well as in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous start-up companies, has previously served as a director of numerous public and private companies and currently serves as a director of Legacy Bank N.A. Mr. Andrews received a BA from the University of California at Los Angeles and a JD from the University of Michigan.

      Loren C. Pannier, 61, has served as a director and chairman of our audit committee since December 2002. Mr. Pannier spent 29 years with CKE Restaurants, Inc., a public holding company for Carl’s Jr., Hardee’s and La Salsa During this time, he held a number of senior management positions including senior vice president investor relations, senior vice president purchasing and distribution, and chief financial officer. In his post as chief financial officer, Mr. Pannier led the company through its initial public offering in 1981. Prior to joining CKE, Mr. Pannier was a senior consultant with Price Waterhouse & Co. in their Management Services Division. He holds a Bachelor of Arts degree from Occidental College and an MBA from California State University, Long Beach. Currently, Mr. Pannier is general partner of Pannier Enterprises and Citrus Legacy Partners. Both entities specialize in income-producing commercial properties.

Directors with Term Ending Upon the 2004 Annual Meeting of Stockholders

      Jack W. Goodall, 64, has served as a director and member of our compensation committee since April 2001. Mr. Goodall served as chairman of Jack in the Box Inc. from October 1985 until his retirement in February 2001. Mr. Goodall served as president of Jack in the Box Inc. from 1970 until 1996 and as chief executive officer from 1979 to 1996. Mr. Goodall has served as a director of Ralcorp Holdings, Inc., a public company, since January 2000.

      Timothy J. Ryan, 63, has served as a director since April 1999. Mr. Ryan served as president and chief executive officer of Diedrich Coffee, Inc. from November 1997 to October 2000. From December 1995 until his retirement in December 1996, Mr. Ryan served as president and chief operating officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he was also a senior vice president. Sizzler International, Inc. filed for bankruptcy protection in June 1996. From November 1988 to December 1993, Mr. Ryan served as senior vice president of marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he served as senior vice president of Taco Bell’s Casual Dining Division.

Board Committees and Meetings

      Our board of directors held six meetings and acted by unanimous written consent five times during our fiscal year ended December 29, 2002. Our board of directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board of directors on which the director served during our 2002 fiscal year, except Mr. Pannier who was not appointed to the board of directors until December 17, 2002.

      Our compensation committee currently consists of three directors, Mr. Anderson, who serves as chairman of the committee, Mr. Goodall and Mr. Ryan, and is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The committee also has the exclusive authority, with respect to option grants and stock issuances made to our executive officers and non-employee board members, to administer our Employee Stock Purchase Plan and our 1999 Stock Incentive Plan. The committee held four meetings and acted by unanimous written consent three times during our 2002 fiscal year.

      Our audit committee currently consists of three directors, Mr. Pannier who serves as chairman of the committee, Mr. Anderson and Mr. Ryan. The committee generally meets at least quarterly to review our financial statements and to perform its other functions. The committee held four meetings during our 2002 fiscal year.

Director Compensation

      Non-employee directors receive $3,000 for each quarterly meeting of the company’s board of directors they attend and an additional annual payment of $3,000 for other services as a member of the board of directors, including attending additional meetings of the board of directors. Mr. Pannier also will receive an annual payment of $10,000 for his services as chairman of the company’s audit committee and as its financial expert. All directors are reimbursed for reasonable expenses incurred in connection with serving as a director.

      Under the automatic option grant program in effect under our 1999 Stock Incentive Plan, each individual who first joins our board as a non-employee director at any time after May 26, 1999 will receive, at the time of such initial election or appointment, an automatic option grant to purchase 25,000 shares of our common stock, provided the person has not previously been in our employ or the employ of any parent or subsidiary of ours. In addition, on the date of each annual stockholders’ meeting, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee board member, whether or not the individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 5,000 shares of our common stock, provided the individual has served as a non-employee member of our board of directors for at least six months. Each grant under the automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a member of our board of directors or immediately following the consummation of any merger or asset sale if the options are not assumed by the successor corporation. The option will be immediately exercisable for all of the option shares and will be fully vested.

      In June 2002, in accordance with the automatic option grant program in effect under our 1999 Stock Incentive Plan, we granted options to purchase 5,000 shares of our common stock each to Mr. Anderson, Mr. Andrews, Mr. Goodall and Mr. Ryan. The per-share exercise price in effect under the options is $7.95, the fair market value per share of our common stock on the grant date. These options are immediately exercisable and are fully vested.

      Also in June 2002, we entered into a one-year consulting agreement with Mr. Goodall. Under the consulting agreement, Mr. Goodall advises and consults with our Chief Executive Officer on various issues including marketing review, real estate review and other strategic corporate initiatives as identified by our board of directors. In lieu of cash compensation, we granted Mr. Goodall options to purchase 50,000 registered shares of our common stock in accordance with our 1999 Stock Incentive Plan that were immediately vested and exercisable. The per-share exercise price in effect under the options is $8.07, the fair market value per share of our common stock on the grant date.

      In December 2002, we granted options to purchase 25,000 shares of our common stock to Mr. Pannier in connection with his appointment to our board of directors. The per-share exercise price in effect under the options is $5.90, the fair market value per share of our common stock on the grant date. These options are immediately exercisable and are fully vested.

Recommendation of our Board of Directors

      Our board of directors recommends that our stockholders vote FOR the election of the two nominees listed above.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      Our board of directors has appointed the firm of Deloitte & Touche LLP, our independent public accountants for our 2002 fiscal year, to serve in the same capacity for our fiscal year ending December 28, 2003, and is asking our stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the selection of Deloitte & Touche LLP.

      If our stockholders fail to ratify the appointment, our board of directors will reconsider its selection. Even if the selection is ratified, our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our board of directors believes that such a change would be in our stockholders’ and our best interest.

      A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if she or he desires to do so, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed to us by Deloitte & Touche LLP, our principal accounting firm, for professional services rendered in connection with the audit of our annual financial statements for the fiscal year ended December 29, 2002 and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $139,065.

Financial Information Systems Design and Implementation Fees

      There were no professional services rendered by Deloitte & Touche LLP for information systems technology services relating to financial information design and implementation for the fiscal year ended December 29, 2002.

All Other Fees

      The aggregate fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described above under “Audit Fees” for the fiscal year ended December 29, 2002 were $27,000 including audit related services of $3,500 and non-audit related services of $23,500. Audit related services include the review of our franchise offering circular. Non-audit related services include tax return preparation and tax consulting.

      Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP and has concluded that Deloitte & Touche LLP did not provide any services that impacted its independence.

Recommendation of our Board of Directors

      Our board of directors recommends that our stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent accountants for the fiscal year ending December 28, 2003.

PROPOSAL 3:

MANDATORY ROTATION OF INDEPENDENT ACCOUNTANTS

      Dr. Gary G. McGrath, 521 Halsing Ct., Carlsbad, CA 92009, who is the owner of 5000 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution:

WHEREAS, Rubio’s Restaurants, Inc. (hereinafter “Company”) is required by the U.S. Securities and Exchange Commission to retain an independent auditor (hereinafter “Auditor”),

BE IT RESOLVED that the Company will amend its Bylaws to specify that the Company shall change its Auditor at least once every four years.

      The following statement was submitted in support of such resolution:

Information on current SEC audit requirements is available at http://www.sec.gov/ investor/ pubs/ aboutauditors.htm. Changing the Auditor provides additional credibility to information shareholders rely upon. Because the Company is in an extremely competitive market, declared dividends are likely to remain naught for the foreseeable future. Therefore, the Auditor’s statement is a shareholder’s only evidence.

Changing the Auditor too frequently or offering a selection in the annual proxy statement might cause unwarranted costs. A four year rotation period amortizes those costs over the longest period possible, while still providing that at least one rotation occur within a long-term holding period of five years, as defined by the U.S. Internal Revenue Service.

Recommendation of our Board of Directors

      The Board of Directors recommends that you vote AGAINST the foregoing proposal because (1) it is unnecessary, (2) it will prevent the Board of Directors from exercising its discretion in the best interest of the Company, and (3) it will cause substantial and needless expenditures of time and money.

      First, the Company’s existing policies regarding auditor independence are adequate to ensure the integrity of its audits without adding a requirement that the Company terminate its Auditor in favor of a new auditor at least once every four years. The Company is committed to the integrity of its audit process, and its policies comply with both Sarbanes-Oxley Act and Nasdaq auditor independence requirements.

      The Sarbanes-Oxley Act mandates auditor independence standards. After careful consideration and public comment, the Securities and Exchange Commission promulgated rules implementing the Sarbanes-Oxley Act’s requirements with respect to auditor standards. The SEC’s rules require the mandatory rotation of certain audit partners every five years. The SEC concluded that mandatory audit firm rotation, on the other hand, should not be required at this time. SEC rules also require that all audit engagements be pre-approved by the Company’s Audit Committee, which must be composed entirely of independent directors.

      Nasdaq’s current and proposed rules are also designed to ensure the independence and integrity of the Company’s audit firm. Nasdaq rules currently require that the Audit Committee be composed entirely of independent directors with the skills necessary to supervise the Company’s audit firm. Further, Nasdaq’s proposed rules specify that the Audit Committee, because of its independence and experience, have the authority to appoint and oversee the Company’s audit firm. Like the SEC, Nasdaq has not proposed a mandatory audit firm rotation requirement.

      Second, a mandatory audit firm rotation will undermine the sound discretion of the Board of Directors and the Audit Committee to act in the best interest of the Company and its stockholders by limiting their ability to select the audit firm and forcing the engagement of a new audit firm due only to the passage of time when change is otherwise neither warranted nor desirable.

      Currently, the Board of Directors and Audit Committee have the authority and responsibility to select, evaluate, and, where appropriate, replace the Company’s audit firm. The Board of Directors and Audit Committee might justifiably conclude that a mandatory rotation of the Company’s audit firm is contrary to the best interest of the Company and its stockholders. For example, the Company’s current auditors have extensive experience with issues confronting the restaurant industry in general and they are familiar with the Company’s business in particular, which the Company’s management believes has benefited the Company and its stockholders. In contrast, the relative unfamiliarity with the Company’s business and affairs will impair the ability of a new audit firm to detect problems. These concerns will arise with each successive mandatory rotation of audit firms pursuant the proposal.

      Third, mandatory audit firm rotation is inefficient and will result in the unnecessary expenditure of valuable corporate resources. The Company’s industry is intensely competitive, and any unnecessary expense undermines its efforts to compete and increase stockholder value. The high costs of rotating the Company’s audit firm, such as the substantial expense and employee time required to educate each new audit firm and acquaint it with the Company’s operations, systems and personnel will necessarily reduce resources dedicated to assuring the Company’s future success. By placing the decision of choosing the Company’s auditor in the sound discretion of the Company’s Audit Committee, these costs are avoided on a recurring basis and will only be incurred when the Audit Committee determines that a change in audit firms is otherwise warranted.

      For the reasons described above, the Board of Directors does not believe that the benefit of the proposal, if any, will be worth its additional costs and burdens. The Board of Directors therefore recommends that you vote AGAINST the adoption of this proposal.

      Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this proposal.

OTHER MATTERS

      We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

      The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 11, 2003, by:

•	each person or group of affiliated persons known to own beneficially 5% or more of our common stock;

•	each director and director nominee;

•	each named executive officer listed in the Summary Compensation Table of the “Executive Compensation and Other Information” section of this proxy statement; and

•	all of our current directors and executive officers as a group.

      Percentage of ownership is based on 9,081,927 shares of common stock outstanding on April 11, 2003. The number of shares underlying options in the table below represent options that are exercisable within 60 days after April 11, 2003. Shares of our common stock subject to stock options that are currently exercisable or will become exercisable within 60 days after April 11, 2003 are included in the number of shares reported as beneficially owned in the table below and are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws. The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

	Shares Beneficially Owned

		Number of
		Shares
	Number of	Underlying
Name of Beneficial Owner	Shares	Options	Percent (%)

David A. Rocker(1)	661,148	—	7.3
Rocker Partners, L.P. 45 Rockefeller Plaza, Suite 1759 New York, NY 10111
Rafael Rubio(2)	800,000	—	8.8
Ralph Rubio(3)	1,139,280	10,000	12.6
Kyle A. Anderson(4)	1,526,812	20,000	17.0
Rosewood Capital L.P. One Maritime Plaza, Suite 1330 San Francisco, CA 94111
Craig S. Andrews(5)	14,983	45,000	*
Jack W. Goodall	25,000	130,000	1.7
Timothy J. Ryan	2,500	45,000	*
Loren C. Pannier	—	25,000	*
Alison Glenn-Delaney	1,000	15,700	*
John Ramsay	1,900	—	*
Ira Fils	—	—	*
All current directors and executive officers as a group (fifteen persons)	4,176,623	640,676	47.7

*	Less than 1% of the outstanding stock.

(1)	According to a Schedule 13G filed with the SEC on February 11, 2003, the shares reported as beneficially owned by Rocker Partners, L.P. includes 453,300 shares held by Rocker Partners, L.P., 178,690 shares held by Compass Holdings, Ltd. and 29,158 shares held by Helmsman Holdings, Ltd. According to the Schedule 13G, Mr. David A. Rocker has sole voting and dispositive power over the aggregate amount of 661,148 shares by virtue of his respective positions as the sole managing partner of Rocker Partners, L.P. and as the president of Rocker Offshore Management Company, Inc., the investment advisor to Compass Holdings, Ltd. and Helmsman Holdings, Ltd.

(2)	According to a Schedule 13G filed with the SEC on February 15, 2000, all 800,000 shares reported as beneficially owned by Mr. Rafael Rubio are held by the Rafael K. Rubio and Gloria G. Rubio Family Trust.

(3)	Mr. Ralph Rubio holds 1,114,020 of the shares in trust for the benefit of him and his family. Mr. Rubio holds 25,260 of the shares as custodian for his children.

(4)	The shares reported as beneficially owned by Mr. Kyle Anderson include 1,526,812 shares held by Rosewood Capital L.P. Mr. Anderson is a founding member of Rosewood Capital Associates L.L.C., the general partner of Rosewood Capital, L.P. Mr. Anderson disclaims beneficial ownership of all 1,526,812 shares. According to the Schedule 13G filed with the SEC on February 15, 2000, Rosewood Capital L.P. reported that it had sole voting and dispositive power over all 1,526,812 shares.

(5)	The shares reported as beneficially owned by Mr. Craig Andrews include 6,241 shares held by UMB Bank, Trustee for Retirement Trust for Craig Andrews and 4,680 shares registered to Mr. Andrews as custodian for his children. Mr. Andrews disclaims beneficial ownership of the 4,680 shares held as custodian for his children.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides summary information concerning the compensation earned by the following named executive officers: our chief executive officer and each of our other most highly compensated executive officers employed by us as of December 29, 2002 and whose salary and bonus for our 2002 fiscal year was in excess of $100,000 for services rendered in all capacities to us or our subsidiary for the fiscal year ended December 29, 2002. The table also provides summary information concerning the compensation earned by Mr. Ira Fils, our former chief financial officer, who would have been among our four most highly compensated executive officers on the last day of our 2002 fiscal year had he not resigned on December 17, 2002. No executive officers who would have otherwise been included in this table on the basis of salary and bonus earned for our 2002 fiscal year have been excluded by reason of his or her termination of employment or change in executive status during that year.

      None of our named executive officers received perquisites or other personal benefits during fiscal 2002 that were in the aggregate equal to or greater than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer. We have indicated this by placing a dash under other annual compensation in the table below.

      All Other Compensation for our 2002 fiscal year includes the following:

•	personal use of auto payments of $834 to Mr. Rubio.

•	an auto allowance of $5,400 and matching payments of $1,077 under our 401(k) plan to Mr. Ramsay.

•	an auto allowance of $5,400 and matching payments of $1,167 under our 401(k) plan to Ms. Glenn-Delaney.

•	an auto allowance of $3,645, a payment of $5,024 for accrued, but unused vacation, and matching payments of $576 under our 401(k) to Mr. Fils.

Summary Compensation Table

					Long-Term Competition

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
Name and				Compen-	Stock	Options/	LTIP	Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)	Award(s)	SARs(#)	Payouts($)	sation($)

Ralph Rubio	2002	209,828	—	—	—	—	—	834
Chief Executive Officer,	2001	209,828	—	—	—	—	—	835
and Chairman of the Board	2000	209,828	—	—	—	10,000	—	985
John Ramsay(1)	2002	143,606	—	—	—	3,000	—	6,477
Former Vice President	2001	140,000	—	—	—	5,000	—	6,258
of Franchise	2000	110,385	14,000	—	—	20,000	—	44,621
Alison Glenn-Delaney(2)	2002	183,261	—	—	—	5,400	—	6,567
Former Vice President of Marketing	2001	148,846	—	—	—	45,000	—	71,423
Ira Fils(3)	2002	119,173	6,300	—	—	20,000	—	9,245
Former Chief Financial Officer

(1)	Mr. Ramsay resigned in January, 2003.

(2)	Ms. Glenn-Delaney joined us as our Vice President of Marketing in February 2001. The table reflects her compensation from February 26, 2001 through the end of our 2002 fiscal year. Ms. Glenn-Delaney resigned in February, 2003.

(3)	Mr. Fils was appointed our Chief Financial Officer on April 13, 2002. The table reflects his compensation from January 1, 2002 through December 17, 2002, the effective date of his resignation.

Stock Options and Stock Appreciation Rights

      The following table contains information concerning the stock options granted to the named executive officers during our 2002 fiscal year. All the grants were made under our 1999 Stock Incentive Plan. We granted no stock appreciation rights to the named executive officers during our last fiscal year.

      Each option represents the right to purchase one share of our common stock. The options in this table are incentive stock options and non-qualified stock options granted under our stock option plans. The options vest on the following schedule: 20% of the options vest after the completion of one year of service from the grant date and the remainder of the options vest in equal monthly installments over the next 48 months of service. Upon a change in control of the company, 50% of all then unvested options will become fully vested immediately and the remaining unvested options will become fully vested if such named executive officer is actually or constructively terminated within 12 months of the change of control. Additionally, the compensation committee of the board of directors, as plan administrator of our 1999 Stock Incentive Plan, has the authority to provide for accelerated vesting of any outstanding options or waiver of forfeiture restrictions of unvested stock, for any reason, including upon a change of control.

      In the year ended December 29, 2002, we granted options to purchase an aggregate of 485,979 shares of our common stock to employees.

Option Grants in Last Fiscal Year

					Potential Realizable
		Individual Grants			Value at Assumed
					Annual Rates of
	Number of	% of Total			Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees in	Exercise	Expiration
	Granted	2002	Price($/Sh)	Date	5%($)	10%($)

Ralph Rubio	—	—	—	—	—	—
John Ramsay	3,000	0.6%	$7.88	4/16/12	14,748	37,373
Alison Glenn-Delaney	5,400	1.1%	$7.88	4/16/12	76,599	194,118
Ira Fils	3,609	0.7%	$7.88	4/16/12	11,509	29,165
Ira Fils	16,391	3.4%	$7.95	6/5/12	17,320	43,892

      The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant as determined on the basis of the closing selling price of our common stock as reported on the Nasdaq National Market on the date of grant.

      The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises in the Year Ended December 29, 2002 and Year-End Option Values

      The following table provides information, with respect to the named executive officers, concerning the exercise of options during our 2002 fiscal year and unexercised options held by them at of the end of that fiscal year. No stock appreciation rights were held by the named executive officers at the end of our 2002 fiscal year.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

					Value of Unexercised
			Number of Unexercised		In-The-Money Options at
	Shares		Options at FY-End(#)		FY-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ralph Rubio	—	—	5,833	4,167	—	—
John Ramsay	—	—	11,584	16,416	$2,516	$4,046
Alison Glenn-Delaney	—	—	14,200	36,200	$30,735	$71,551
Ira Fils	—	—	15,460	—	$10,365	—

      The value realized is calculated based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

      The value of unexercised in-the-money options at fiscal year-end is calculated based upon the market price of $6.00 per share, determined on the basis of the closing selling price per share of our common stock on the Nasdaq National Market on the last day of our 2002 fiscal year, less the option exercise price payable per share.

Employment Contracts, Termination of Employment and Change in Control Arrangements

      We currently have only one employment agreement, which is with our President and Chief Operating Officer, Sheri Miksa. Ms. Miksa commenced her employment with us on September 9, 2002. Ms. Miksa’s employment agreement provides for, among other things: (i) an annual base salary of $300,000; (ii) for calendar year 2002, a bonus of up to 50% of her base salary if pretax income equaled budget in accordance with our Fiscal 2002 Executive Bonus Plan, and 7.5% of pretax income above budget for 2002 in accordance with the terms of such bonus plan for 2002; (iii) options to purchase 300,000 registered shares of our common stock in accordance with our 1999 Stock Incentive Plan (the options vest at 20% at the end of the first year and each month thereafter for 48 months, unless there is a change in control of the company in which case 50% of all then unvested options will become fully vested immediately and the remaining unvested options will become fully vested if Ms. Miksa is actually or constructively terminated within 12 months of the change of control); (iv) a one-time $100,000 payment to be used for Ms. Miksa’s relocation expenses; (v) a car allowance of $750 per month plus $0.15 per mile (exclusive of commuter mileage); and (vi) severance benefits including six months salary if terminated without cause prior to a change of control of the company and 12 months salary if terminated without cause after a change of control of the company. The employment arrangement between Ms. Miksa and the company is not for a specific term and can be terminated by Ms. Miksa or the company at any time and for any reason, with or without cause or advanced notice.

      The outstanding options held by the named executive officers provide that upon a change in control of the company, 50% of all then unvested options will become fully vested immediately and the remaining unvested options will become fully vested if such named executive officer is actually or constructively terminated within 12 months of the change of control. Additionally, the compensation committee of the board of directors, as plan administrator of our 1999 Stock Incentive Plan, has the authority to provide for accelerated vesting of any outstanding options or waiver of forfeiture restrictions of unvested stock, for any reason, including upon a change of control.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information as of December 29, 2002 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plan Information

				Number of
				Securities
				Remaining Available
				for Future Issuance
				Under Equity
	Number of Securities to		Weighted Average	Compensation Plans
	be Issued Upon Exercise		Exercise Price of	(Excluding
	of Outstanding Options,		Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights		Warrants and Rights	in Column A

	(A)		(B)	(C)
Equity compensation plans approved by security holders(1)	1,364,055	(3)	$6.31	850,689	(4)
Equity compensation plans not approved by security holders(2)	25,000		$3.05	—

Total	1,389,055		$6.25	850,689

(1)	Consists solely of the 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan.

(2)	Consists solely of options to purchase 25,000 unregistered shares of our common stock granted to Mr. Goodall.

(3)	Excludes purchase rights accruing under our 1999 Employee Stock Purchase Plan which has a shareholder approved reserve of 200,000 shares. Under the 1999 Employee Stock Purchase Plan, each eligible employee may purchase up to 1,500 shares of common stock at semi-annual intervals on the last U.S. business day of January and July each year at a purchase price per share equal to 85% of the lower of

(i) the fair market value per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the fair market value per share on the semi- annual purchase date.

(4)	Consists of shares available for future issuance under the 1999 Employee Stock Purchase Plan and the 1999 Stock Incentive Plan. As of December 29, 2002, an aggregate of 200,000 shares of common stock were available for issuance under the 1999 Employee Stock Purchase Plan and 650,689 shares of common stock were available for issuance under the 1999 Stock Incentive Plan. The number of shares of common stock available for issuance under the 1999 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, but in no event will any such annual increase exceed 450,000 shares of common stock.

Equity Compensation Plans Not Approved by Security Holders.

      On October 25, 2001, Mr. Goodall was granted options to purchase 25,000 unregistered shares of our common stock. These options vested and became exercisable during the six-month period after the grant date. The per share exercise price in effect under these options is $3.05, which was the fair market value per share of our common stock on the grant date.

Compensation Committee Interlocks and Insider Participation

      During our 2002 fiscal year, the compensation committee of our board of directors consisted of Mr. Anderson who served as chairman of the committee, Mr. Goodall and Mr. Ryan. None of these individuals was an officer or employee of us or our subsidiary at any time during our 2002 fiscal year or at any other time.

      During our 2002 fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

      We entered into a consulting agreement with Mr. Goodall as discussed above under “Director Compensation”.

Compensation Committee Report on Executive Compensation

      It is the duty of the compensation committee to review and determine the salaries and bonuses of the company’s executive officers, including the chief executive officer, and to establish the general compensation policies for the executive officers. The committee also has the sole and exclusive authority to make discretionary option and stock issuance grants to the company’s executive officers under the company’s 1999 Stock Incentive Plan.

      The committee believes that the compensation programs for the company’s executive officers should reflect the company’s performance and the value created for the company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values and should reward individual contribution to the company’s success. The company is engaged in a very competitive industry, and the company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to executives.

      General Compensation Policy. The committee’s policy is to provide the company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the company and their contribution to that performance and that are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (1) annual base salary, (2) incentive bonuses, the amount of which is dependent on both company and individual performance during the fiscal year, and (3) stock option awards designed to strengthen the mutuality of interests between the executive officers and the company’s stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the company’s financial performance and stock price appreciation rather than base salary.

      Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. The base salary for each officer reflects the salary levels for comparable positions from a comparative group of companies within the industry, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the committee. Each executive officer’s base salary is adjusted each year on the basis of (1) the committee’s evaluation of the officer’s personal performance for the year and (2) the competitive marketplace for persons in comparable positions. The company’s performance and profitability may also be a factor in determining the base salaries of executive officers.

      Incentive Bonus. Generally, the annual incentive bonus for the company’s chief executive officer and other executive officers is based on specified objective performance measures selected by the committee. The actual bonus is calculated based on a percentage, which was 50% for our 2002 fiscal year, of the amount that pre-tax net income exceeds the pre-tax net income budget established for the current year, with the exception of Mr. Ira Fils. Mr. Fils’ bonus was based on specific cost containment objective goals during fiscal 2001. Based on the company’s financial performance for fiscal year 2001, no bonuses were awarded to the company’s executive officers.

      Stock Options. Generally, stock option grants are made annually by the committee to each of the company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company’s common stock at a fixed price per share based on the market price on the grant date over a specified period of time of up to ten years. Each option generally becomes exercisable in a series of installments over a five-year period, contingent upon the officer’s continued employment with the company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

      The size of the option grant to each executive officer, including the chief executive officer and chief operating officer, is set by the committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

      The committee has established guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered performance-based. Non-performance based compensation paid to the company’s executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer, and the committee does not anticipate that the non-performance based compensation to be paid to the company’s executive officers for fiscal 2003 will exceed that limit. The company’s 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the company’s executive officers in the foreseeable future will approach the $1 million limit, the committee has decided at this time not to take any action to limit or restructure elements of cash compensation payable to the company’s executive officers.

The committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

      Submitted by the compensation committee of the company’s board of directors:

Kyle Anderson, Chairman          Jack W. Goodall          Timothy Ryan

Audit Committee Report

      It is the duty of the Audit Committee to oversee on behalf of our board of directors the integrity of our financial statements, the appointment, compensation, qualifications, independence and performance of our independent accountants, our compliance with legal and regulatory requirements, and the performance of our internal controls function. A written charter approved by our board of directors governs the committee, a copy of which was attached as Appendix A to our 2001 proxy statement. Each of the members of the committee is independent as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards.

      The following is the report of the audit committee with respect to the company’s audited financial statements for the fiscal year ended December 29, 2002, included in the company’s annual report on Form 10-K for that year.

      The audit committee has reviewed and discussed these audited financial statements with management of the company.

      The audit committee has discussed with the company’s independent accountants, Deloitte & Touche LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the company’s financial statements.

      The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the company.

      Based on the review and discussions referred to above in this report, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 29, 2002 for filing with the Securities and Exchange Commission.

      Submitted by the audit committee of the board of directors of the company:

Loren C. Pannier, Chairman          Kyle Anderson          Timothy Ryan

Stock Performance Graph

      The graph depicted on the following page shows a comparison of cumulative total stockholder returns for us, the S&P 500 Index and the S&P Restaurants Index.

      (1) The graph covers the period from May 21, 1999, the commencement date of our initial public offering of shares of our common stock through December 29, 2002.

      (2) The graph assumes that $100 was invested on May 21, 1999 in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

      (3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*

AMONG RUBIO’S RESTAURANTS, INC., THE S&P 500 INDEX

AND THE S&P RESTAURANTS INDEX

	Cumulative Total Return

	5/21/99	12/99	12/00	12/01	12/02

Rubio’s Restaurants, Inc.	100.00	76.19	24.41	33.24	57.14
S&P 500	100.00	111.00	100.89	88.90	69.26
S&P Restaurants	100.00	89.31	80.61	72.34	55.00

*	$100 invested on 5/21/99 in stock or on 4/30/99 in index-including reinvestment of dividends. Fiscal year ending December 31.

      Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, none of the compensation committee report, the audit committee report, reference to the independence of the audit committee members or the stock performance graph is to be incorporated by reference into any prior filings, nor shall the reports, reference or graph be incorporated by reference into any future filings made by us under those statutes, nor shall the reports, reference or graph be deemed filed with the SEC.

Certain Relationships and Related Transactions

      In addition to the indemnification provisions contained in our Restated Certificate of Incorporation and Bylaws, we generally enter into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us.

      Mr. Andrews, a company director, previously was partner in the law firm of Brobeck, Phleger & Harrison, LLP through February 2003, which served as our legal counsel for general corporate and other matters. Mr. Andrews now serves as a partner in the law firm of Heller Ehrman White & McAuliffe, LLP. As of March 6, 2003, the company approved Heller Ehrman White & McAuliffe, LLP to serve as our legal counsel for general corporate and other matters. We also entered into a consulting agreement with Mr. Goodall, a company director, as discussed above under “Director Compensation”.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (1) the copies of Section 16(a) reports that we received from such persons for their 2002 fiscal year transactions in our common stock and their common stock holdings, and (2) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for our 2002 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met by our directors, executive officers and greater than 10% beneficial owners.

Annual Report

      A copy of our annual report for our 2002 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

      We filed an annual report on Form 10-K with the SEC on or about March 27, 2003. Stockholders may obtain a copy of this report, without charge, by writing to the Secretary of the company, at our principal executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California 92008.

By Order of the Board of Directors

RALPH RUBIO
Chief Executive Officer and
Chairman of the Board of Directors

Dated: May 2, 2003

Directions to the Rubio’s Restaurants, Inc.
Annual Meeting of Stockholders
at
Edwards Theatre—San Marcos
1180 W. San Marcos Boulevard
San Marcos, CA 92069
at
10:00 a.m. (Pacific Daylight Savings Time)
on
June 5, 2003

From Interstate 5 North or South, exit at Palomar Airport Road and go east.

Palomar Airport Road will turn into San Marcos Boulevard.

The theatre is located approximately 9 miles from the freeway and is on the left hand side of the street.

RUBIO’S RESTAURANTS, INC.
PROXY

Annual Meeting of Stockholders, June 5, 2003

This Proxy is Solicited on Behalf of the Board of Directors of
Rubio’s Restaurants, Inc.

     The undersigned revokes all previous proxies, acknowledges receipt of the notice of the annual meeting of stockholders to be held on June 5, 2003 and the proxy statement and appoints Ralph Rubio and Sheri Miksa and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Rubio’s Restaurants, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at our annual meeting of stockholders to be held at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California 92069 on Thursday, June 5, 2003 at 10:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

1.	To elect the following directors to serve for a three-year term ending upon the 2006 annual meeting of stockholders or until their successors are duly elected and qualified: Please check either “FOR” or “WITHHOLD AUTHORITY TO VOTE”. The board of directors recommends a vote FOR the listed nominees. Shares will be so voted unless you otherwise indicate.

Kyle A. Anderson	FOR / /	WITHHOLD AUTHORITY TO VOTE / /
Ralph Rubio	FOR / /	WITHHOLD AUTHORITY TO VOTE / /

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 28, 2003. The board of directors recommends a vote FOR Item 2. Shares will be so voted unless you otherwise indicate.

FOR / /	AGAINST / /	ABSTAIN / /

3.	Stockholder proposal regarding the rotation of our independent auditors. The board of directors recommends a vote AGAINST Item 3. Shares will be so voted unless you otherwise indicate.

FOR / /	AGAINST / /	ABSTAIN / /

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

     Our board of directors recommends a vote FOR Item 1 (Election of Directors), a vote FOR Item 2 (Ratification of Independent Auditors) and a vote AGAINST Item 3 (Stockholder Proposal Regarding Rotation of Independent Auditors). This proxy, when properly executed, will be voted as specified by the undersigned. If no specification is made, this proxy will be voted FOR Item 1 (Election of Directors), FOR Item 2 (Ratification of Independent Auditors) and AGAINST Item 3 (Stockholder Proposal Regarding Rotation of Independent Auditors).

     Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

Please sign your name:

(Authorized Signature(s))

Date: